EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We hereby consent to the inclusion of our report dated December 13, 2005 on the financial statements of Nedak Ethanol, LLC as of September 30, 2005, and the related statements of operations and cash flows for the periods from September 30, 2005 and 2004 and from inception (December 15, 2003) to September 30, 2005 and the statement of changes in members' equity from inception (December 15, 2003) to September 30, 2005 in Form SB-2 Registration Statement of Nedak Ethanol, LLC dated on or about December 13, 2005 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.


                                    /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

                                    Certified Public Accountants


Minneapolis, Minnesota
December 13, 2005